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                                                                      EXHIBIT 99



                                                                       EXHIBIT C






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Thursday February 5, 9:06 am Eastern Time

Company Press Release

SOURCE: InterWest Bancorp, Inc.

Pioneer Bancorp Agrees to be Acquired By InterWest Bancorp

OAK HARBOR, Wash., Feb. 5 -- InterWest Bancorp, Inc. (InterWest) (Nasdaq: IWBK - news) today announced the signing of a definitive agreement to acquire Pioneer Bancorp (Pioneer) of Yakima, Washington and its subsidiary Pioneer National Bank (Pioneer Bank). Pioneer Bank operates four offices in Yakima County and one in Benton County. This latest merger reflects InterWest's continued commitment to expand its operation and commercial banking presence throughout the State of Washington.

Pioneer had assets of $106 million and equity of $9.0 million on December 31, 1997. For the same period, Pioneer earned $1.081 million representing a 1.06% return on average assets and a 12.74% return on average equity. For the quarter ended December 31, 1997, Pioneer earned $319,000, a 1.23% annual return on average assets and a 14.42% annual return on average equity.

The transaction is structured such that shareholders of Pioneer will receive $58.98 of InterWest common stock for every share of Pioneer common stock, provided InterWest's stock prior to closing is between $36.00 and $44.00 per share. If the price of InterWest stock is higher than $44.00, Pioneer shareholders will receive 1.3405 shares of InterWest stock; if the price of InterWest stock is less than $36.00, Pioneer shareholders will receive 1.6383 shares of InterWest stock. At the current price of InterWest stock, the transaction is valued at $20.3 million, not including the value of outstanding stock options. This is 2.2 times Pioneer's book value at December 31, 1997. The transaction value is approximately 18.8 times 1997 actual earnings and approximately 15.9 times Pioneer's fourth quarter earnings on an annualized basis. The transaction is expected to be accretive to earnings during 1999.

In addition, InterWest and Pioneer entered into a stock option agreement whereby Pioneer granted InterWest an option to purchase 19.9% of Pioneer common stock exercisable upon the occurrence of certain transactions.

The transaction has been approved by the Boards of Directors of both companies. The merger is expected to be accounted for as a pooling-of- interests transaction. It is anticipated that the





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merger will be completed late in the second quarter of 1998, following the approval of applicable regulatory authorities and the shareholders of Pioneer.

"The merger with Pioneer further implements our strategic plan to continue to expand our commercial banking presence and to become a state-wide institution," said Stephen M. Walden, InterWest's President and CEO. "The addition of the Pioneer Bank employee team and their five branch offices to the InterWest family is a natural extension of our plan. Pioneer has averaged a growth rate of over 20% the last three years, which is a reflection of their solid banking team," added Walden.

"We at Pioneer Bank are pleased to have additional opportunities to expand our geographic market for SBA lending. We are looking forward to expanded lending limits to better serve our commercial customers," stated Paul Campbell, President and CEO of Pioneer Bank. "We will maintain our commitment to local business and community banking that has been the foundation for our success. Moreover, we are pleased for our shareholders who will benefit from the initial premium and from the ownership of an actively traded stock of a growing public company such as InterWest," added Pioneer Chairman, Dr. Donald H. Ballew.

InterWest Bank was founded in 1957 and continues to pursue its diversification strategies. It offers a full range of non-traditional financial products through InterWest Financial Services, Inc., insurance products and services through the InterWest Insurance Agency, Inc., and brokered loan products through Cornerstone Northwest Mortgage, Inc. The combined entity will have assets exceeding $2.4 billion and will have 51 offices located in 15 counties throughout Washington.